Exhibit 99
Knight Transportation Reports Revenue and Net Income for the Third Quarter Ended September 30, 2010

Knight Transportation (NYSE: KNX), one of North America’s largest truckload carriers, reported revenue and earnings for the third quarter ended September 30, 2010.  Highlights included:

•	Net income increased 27.0% to $16.7 million.

•	Earnings per share increased 25.9% to $0.20 from $0.16.

•	Total revenue increased 10.5% to $191.3 million.

For the quarter, total revenue increased 10.5% to $191.3 million from $173.1 million for the same quarter of 2009.  Revenue before fuel surcharge increased 7.9% to $162.1 million compared to $150.2 million in the third quarter of 2009.  Net income increased 27.0% to $16.7 million from $13.1 million for the same quarter of 2009.  Net income per diluted share for the quarter was $0.20, compared to $0.16 for the same quarter of 2009.

Year-to-date, total revenue increased 12.1% to $542.4 million from $483.9 million for the same period of 2009.  Revenue before fuel surcharge increased 7.0% to $457.7 million from $427.6 million for the same period of 2009.  Net income increased 19.8% to $44.8 million from $37.4 million in the same period of 2009.  Net income per diluted share was $0.53 compared to $0.45 for the first three quarters of 2009.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on September 3, 2010, which was paid on September 24, 2010.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

"Freight demand was relatively consistent throughout the third quarter.  Demand, however, did not outpace available capacity to the same degree as the second quarter.  We experienced year over year revenue growth in each of our business lines of service.  Also in the third quarter, we added 140 tractors which grew our fleet size to a record high of 3,912 tractors.

"We are encouraged by the 5.0% increase in average revenue per total mile in the third quarter, in conjunction with a 6.7% increase in average length of haul. Average revenue per loaded mile increased 4.0%, year over year, while non-paid empty miles decreased by 6.8% from 11.8% to 11.0%.

"When including all of our businesses, we produced an operating ratio (operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge) of 83.2% in the third quarter of this year compared to 86.2% in the same period last year.

"We continue to operate a relatively young fleet of late-model equipment that consists primarily of tractors equipped with 2007 U.S. EPA emission compliant engines with a growing number of 2010 U.S. EPA compliant engines.

"We invested $41.8 million of net capital expenditures in the quarter as we refreshed our fleet in accordance with our trade cycle and added tractors to the fleet.  Year to date, net capital expenditures are $87.1 million.  We ended the quarter with $80.1 million in cash and short term investments, and zero debt. We expect net capital expenditures to be in the range of $95 to $100 million for the year.

 "We continue to develop cost effective truckload solutions for our customers through our nationwide service center network.  Our services now include dry van, refrigerated, dedicated, drayage, and intermodal.  We expect to continue to grow our revenues in each business as business conditions continue to improve.  We continue to evaluate strategic growth and acquisition opportunities that should enhance the returns for our shareholders over time.  We have significant financial flexibility with our cash position, zero debt, and $558.2 million of stockholders’ equity."

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. that serve North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload solutions to its customers.  As "Your Hometown National Carrier," Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation service.

INCOME STATEMENT DATA:	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	(Unaudited, in thousands, except per share amounts)

	2010	2009	2010	2009
REVENUE:
Revenue, before fuel surcharge	$162,066	$150,190	$457,672	$427,580
Fuel surcharge	29,233	22,942	84,726	56,351
TOTAL REVENUE	191,299	173,132	542,398	483,931

OPERATING EXPENSES:
Salaries, wages and benefits	53,468	52,042	153,632	150,344
Fuel expense - gross	44,585	38,962	128,795	101,421
Operations and maintenance	12,091	11,219	34,693	31,944
Insurance and claims	6,100	5,424	18,441	16,132
Operating taxes and licenses	3,596	3,765	10,214	10,760
Communications	1,341	1,331	4,054	4,153
Depreciation and amortization	16,955	18,204	52,885	53,524
Purchased transportation	23,099	18,147	58,903	44,120
Miscellaneous operating expenses	2,880	3,304	9,022	10,564
	164,115	152,398	470,639	422,962
Income From Operations	27,184	20,734	71,759	60,969
Interest income	487	424	1,426	1,079
Other income/(expense)	(91)	386	571	365
Income Before Income Taxes	27,580	21,544	73,756	62,413
INCOME TAXES	10,965	8,436	28,990	24,994
Net Income	16,615	13,108	44,766	37,419
Net loss attributable to noncontrolling interest	36	-	64	-
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$16,651	$13,108	$44,830	$37,419
Net Income Per Share
- Basic	$0.20	$0.16	$0.54	$0.45
- Diluted	$0.20	$0.16	$0.53	$0.45
Weighted Average Shares Outstanding
- Basic	83,590	83,197	83,482	83,216
- Diluted	84,403	83,630	84,317	83,584

BALANCE SHEET DATA:
	09/30/10	12/31/09
ASSETS	(Unaudited in thousands)
Cash and cash equivalents	$9,665	$30,812
Short term investments	70,390	66,942
Accounts receivable, net	83,381	73,327
Notes receivable, net	1,149	520
Related party notes and interest receivable	3,412	3,944
Prepaid expenses	12,326	7,323
Assets held for sale	9,534	12,258
Other current assets	4,450	3,571
Income tax receivable	4,189	-
Current deferred tax asset	4,998	5,755
Total Current Assets	203,494	204,452

Property and equipment, net	490,053	461,039
Notes receivable, long-term	3,684	2,906
Goodwill	10,319	10,333
Intangible assets, net	67	114
Other assets and restricted cash	12,124	7,629
Total Assets	$719,741	$686,473

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$8,550	$14,022
Accrued payroll and purchased transportation	8,002	6,170
Accrued liabilities	12,608	11,199
Claims accrual - current portion	13,655	14,298
Dividend Payable	305	70
Total Current Liabilities	43,120	45,759

Claims accrual - long-term portion	11,666	12,421
Deferred income taxes	106,818	108,135
Total Long-term Liabilities	118,484	120,556

Total Liabilities	161,604	166,315

Commitments and Contingencies

Common stock	836	833
Additional paid-in capital	122,763	115,348
Accumulated other comprehensive income	202	-
Retained earnings	434,376	403,977
Total Knight Transportation Shareholders' Equity	558,177	520,158
Noncontrolling interest	(40)	-
Total Shareholders' Equity	558,137	520,158
Total Liabilities and Shareholders' Equity	$719,741	$686,473

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,

	2010	2009		2010	2009
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$39,032	$37,248	4.8%	$113,571	$107,589	5.6%

Non-paid Empty Mile Percent	11.0%	11.8%	-6.8%	10.7%	12.0%	-10.8%

Average Length of Haul	496	465	6.7%	481	473	1.7%

Operating Ratio**	83.2%	86.2%		84.3%	85.7%

Average Tractors - Total	3,851	3,768		3,787	3,741

Tractors - End of Quarter:
Company	3,486	3,435		3,486	3,435
Owner - Operator	426	317		426	317
	3,912	3,752		3,912	3,752

Trailers - End of Quarter	8,751	8,686		8,751	8,686

Net Capital Expenditures (in thousands)	$41,798	$27,878		$87,119	$55,746

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands)***	$24,809	$25,101		$81,579	$91,091

* Includes dry van and refrigerated revenue excluding fuel surcharge, brokerage revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** Adjusted cash flow from operations of $24,809,000 for the quarter ended September 30, 2010 does not include $22,253,000 decrease in short-term trading investments, and adjusted cash flow from operations of $25,101,000 for the comparative quarter ended September 30, 2009 does not include $12,809,000 increase in short-term trading investments. These are the reconciling items needed to tie back to cashflow from operations.

*** Adjusted cash flow from operations of $81,579,000 for the nine month period ended September 30, 2010 does not include $3,448,000 increase in short-term investments, and adjusted cash flow from operations of $91,091,000 for the comparative nine month period ended September 30, 2009 does not include $37,486,000 increase in short-term investments. These are the reconciling items needed to tie back to cashflow from operations.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  Dave Jackson, CFO, at (602) 269-2000

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